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The following is a transcript of a presentation given by W. Edmund Clark, President and Chief Executive Officer of The Toronto-Dominion Bank, at the Citigroup Financial Services Conference on January 30, 2007.

TRANSCRIPT OF ED CLARK’S PRESENTATION AT
CITIGROUP FINANCIAL SERVICES CONFERENCE
JANUARY 30, 2007
DISCLAIMER
THE INFORMATION CONTAINED IN THIS TRANSCRIPT IS A TEXTUAL REPRESENTATION OF THE TORONTO-DOMINION BANK’S (“TD”) PRESENTATION AT THE CITIGROUP FINANCIAL SERVICES CONFERENCE AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALL. IN NO WAY DOES TD ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON TD’S WEB SITE OR IN THIS TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE CONFERENCE CALL ITSELF AND TD BANKNORTH’S AND TD’S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.
FORWARD-LOOKING INFORMATION
This transcript contains “forward-looking statements.” Such statements include, but are not limited to, statements relating to anticipated financial and operating results, and to plans, objectives, expectations and intentions and other statements including words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “will,” “should,” “may,” and other similar expressions. Such statements are based upon the current beliefs and expectations of TD Bank Financial Group’s management and involve a number of significant risks and uncertainties. Actual results may differ materially from the results anticipated in these forward-looking statements. The following factors, among others, could cause or contribute to such material differences: changes in general business and economic conditions in Canada, the United States and other relevant jurisdictions, as well as the effect of changes in monetary policy in these jurisdictions and changes in the foreign exchange rates for the currencies of these jurisdictions; the performance of financial markets and interest rates; increased competition and its effect on pricing, spending, third-party relationships and revenues; the risk of new and changing legislation and regulation in the U.S., Canada and other relevant jurisdictions; the accuracy and completeness of information received on customers and counterparties; the development and introduction of new products and services in markets; the development of new distribution channels and the ability to realize increased revenue from these channels; changes in accounting policies and methods, including uncertainties associated with critical accounting assumptions and estimates; the effect of applying future accounting changes; global capital market activity; the ability to attract and retain key executives; reliance on third parties for business infrastructure components; technological changes; change in tax laws; unexpected judicial or regulatory proceedings; continued negative impact of the United States litigation environment; unexpected changes in consumer spending and saving habits; war or political instability and the possible impact of international conflicts and terrorism; acts of God, such as earthquakes; the effects of disease or illness on local, national or international economies; the effects of disruptions to public infrastructure, such as transportation, communications, power or water supply; management’s ability to anticipate and manage the risks associated with these factors; The Toronto-Dominion Bank’s ability to execute its integration, growth and acquisition strategies, including those of its subsidiaries, particularly in the U.S.; the ability to obtain the approval of TD Banknorth stockholders, or any required governmental approvals, of the proposed merger between TD Banknorth and a wholly-owned subsidiary of The Toronto-Dominion Bank and the ability to satisfy other conditions to such transaction on the proposed terms and schedule; and the impact of the factors enumerated above on TD Banknorth’s financial results, businesses, financial condition or liquidity. Additional factors that could cause TD Bank Financial Group’s and TD Banknorth’s results to differ materially from those described in the forward-looking statements can be found in the 2006 Annual Report on Form 40-F for TD Bank Financial Group and the 2005 Annual Report on Form 10-K of TD Banknorth filed with the Securities and Exchange Commission and available at the Securities and Exchange Commission’s Internet site (http://www.sec.gov).
ADDITIONAL INFORMATION AND WHERE TO FIND IT
In connection with the proposed merger between TD Banknorth and a wholly-owned subsidiary of The Toronto-Dominion Bank, TD Banknorth filed a preliminary proxy statement with the Securities and Exchange Commission on December 19, 2006. TD Banknorth will also file a definitive proxy statement with the Securities and Exchange Commission in connection with the proposed merger. Stockholders of TD Banknorth are urged to read the definitive proxy statement regarding the proposed merger when it becomes available, because it will contain important information. Stockholders will be able to obtain a free copy of the definitive proxy statement as well as other filings containing information about TD Bank Financial Group and TD Banknorth, when available, without charge, at the Securities and Exchange Commission’s Internet site (http://www.sec.gov). In addition, copies of the definitive proxy statement can be obtained, when available, without charge, by directing a request to TD Bank Financial Group, 66 Wellington Street West, Toronto, ON M5K 1A2, Attention: Investor Relations, (416) 308-9030, or to TD Banknorth Inc., Two Portland Square, P.O. Box 9540, Portland, ME 04112-9540, Attention: Investor Relations, (207) 761-8517.
TD Bank Financial Group, TD Banknorth, their respective directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding TD Bank Financial Group’s directors and executive officers is available in its Annual Report on Form 40-F for the year ended October 31, 2006, which was filed with the Securities and Exchange Commission on December 11, 2006, and its notice of annual meeting and proxy circular for its most recent annual meeting, which was filed with the Securities and Exchange Commission on February 24, 2006. Information regarding TD Banknorth’s directors and executive officers is available in TD Banknorth’s proxy statement for its most recent annual meeting, which was filed with the Securities and Exchange Commission on March 30, 2006. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, are contained in the preliminary proxy statement and the Schedule 13E-3 transaction statement filed with the Securities and Exchange Commission on December 19, 2006.

CORPORATE PARTICIPANTS
Ed Clark                               TD Bank Financial Group – President & CEO
PRESENTATION

Ed Clark - Toronto Dominion Bank — President and CEO
Thank you very much, and I’m delighted to be here. You’ve seen many of those statements. So the title of this graph is “Why TD Bank?” I guess if you want the simple answer, then you can nod off for the rest of the morning is, because we’ve had a fabulous earnings performance and shareholder performance on a continuous basis over the years and the outlook is by all the analysts is that we’re going to continue to outperform in the next few years. So if you want the bottom line, but I’ll go through each of the points here.
I think the first point is that while we are a Canadian bank, situated in a Canadian economy, and I think one of the things that we try to do when we go out and speak to people is to explain how powerful the Canadian economy has been and how good it’s been for Canadian banks. It’s really been a fantastic story.
Secondly, we’ve carved out a business strategy that’s very specific, which is that we can have superior growth to our competition without extending out the risk curves. So we don’t extend out the credit risk curve and particularly in the context of the U.S., we are fully hedged in interest. If we give an option away to the consumer, we buy the consumer in the capital markets and hedge out all interest rate risks.
So the inverted yield curve doesn’t bother us at all. In fact, if anything, it’s probably slightly positive because it’s hard to hedge out absolute interest rates. Thirdly, we will take you through the facts that show — despite the fact there is an oligopoly in Canada of five large banks, there is one player that continuously takes market share and profits and revenue from the other four, and I’ll demonstrate that to you.
And, finally, we think we are prudently entering the United States to give us optionality to grow in the United States and see whether we can export some of our operating model to the United States, and we’re pleased with the franchises we have. So, very simple terms, just to put us in context, we’re currently the ninth-largest bank in terms of market cap headquartered in the United States. You can see the tremendous growth in our value from 2002 to today. Only about $4 billion of that in U.S. dollars represents share issuance. The rest is organic growth that we’ve been able to achieve.
When you get to the EPS numbers, we’re not big buyer backers of our stock. We manage to produce great EPS, earnings growth without having to use the technique of stock buybacks. Again, this will just put us in context of the kind of relative size, and I’ll come to it. You can see very, very strong capital ratios and we have a very, very strong franchise, which I’ll get into.
In terms of earnings, this gives you the basic breakdown. We have a very strong base in Canada in retail business, including our wealth management business. We’re an integrated retail entity. Right now, we have about 12% earnings from our U.S. operations. That will grow to about 18% as we acquire the rest of Banknorth and the TD Securities side has been steadily shrinking. So there’s been quite a transformation in the bank.
In 1999, 55% of our earnings came from TD Securities and that number will be about 18% in 2007. What does this mean in terms of earnings per share? As I’ve said, these are earnings per share basically achieved without buying back shares, and we’ve been able to over the years, have superior earnings per share growth relative to our Canadian peers and relative to the other large-cap banks in the United States.

I think behind that number, all of the Canadian banks have done well, and I think that partly reflects that Canada is a very, very strong economy. You can see the kind of fiscal position. We solved our fiscal deficit problem in the ‘90s. We’ve been running continuous current account surpluses and still running a current account surplus despite the massive appreciation in he Canadian dollar.
We keep inflation low, and we’ve had pretty solid growth going here. So Canada is, in fact, quite a good economy in which to operate. Now, let me get into what I think is the heart of the issue, is can we actually produce better growth at lower risk, and how do we actually do that. Well, it’s really a combination of having a different business mix than most large banks do, so I think I’ll go through that. We have a premium earnings mix.
Secondly, within our wholesale bank, we have radically restructured our wholesale bank to take a dramatic amount of the risk out of it. We focus in at the whole bank, again, a notion that probably — a little singles us out. We are maniacs about economic profit, so everything around the bank is measured around economic profit. The leaders of the wholesale bank are rewarded in producing economic profit, so we assign capital on a risk basis, and they get their bonuses if they in fact generate profits for the shareholders.
And, as a result of that, we changed the wholesale bank quite dramatically and we have a very strong balance sheet. So in terms of mix, as I say, we have about 81% retail earnings in our mix and that number is gradually going up. It can only go up so fast because the wholesale now is only at 19, and so small that you have to super-grow your retail in order to make big progress, but every year that number goes up one or two points as a percentage of earnings.
If you look at the wholesale, you can see the dramatic change, the amount of capital that we’ve been able to take out of the wholesale business without actually affecting its earnings. So by focusing its activities on the high rate of return, low-risk areas, we are big buyers of credit protection. We sell off our loans. We don’t believe in holding large positions on the loan book. We have a huge and powerful philosophy to get rid of tail risk.
We think tail risk is a heavily under compensated risk in the marketplace, and so whenever we find tail risk, as an example, as I say, we buy credit protection rather than sell credit protection. We buy reinsurance rather than sell reinsurance. And so, we philosophically go through the bank and constantly look to eliminate tail risk. The result of all that is very good earnings at high rates of return.
We also have a very strong balance sheet. We’re currently above 12% in terms of our tier one ratio. We be buying back Banknorth if the shareholders approve, targeted for the middle of March, and we’ll do that with cash. We’ve tended to fund our U.S. expansion with cash, and I’ll explain why we’re able to do that. When we do that, our tier one ratio will come down to about 10%, so we’ll come down to the Canadian average, which is still significantly above the U.S. averages.
Why are we able to generate the kind of cash to expand? It’s because we have very high rates of return for every dollar of risk we take. If you think of banks, they’re fundamentally machines to generate regulatory capital, is the way we look at it. And if you’re better at generating regulatory capital for every dollar of risk you take, then, in fact, you become a cash machine and you have greater capital capacity to continue to expand.
This graph underestimates our difference because, in this graph, we’re only putting 57% of Bank north’s earnings, but we put 100% of the risk-rated assets. So we have been treating Banknorth like we own all of the downside and we’ve only got 57% of the upside. So when we roll Banknorth in, we won’t change the denominator, but we will change the numerator, and this number will go up in the GAAP and our performance relative to everyone else in the industry will be even wider than it is today.

So, the next section really goes through how do we — there are five major banks in Canada, how do we, as one of those five, outperform the other four on a continuous basis. And while this may look like a simple growth model that everyone would say they do, we actually do what we say we’re going to do.
So the first item is that you have to just constantly reinvest. Nobody in my organization can keep their job by robbing the future to get present earnings. In 2005, we built the same number of branches as the other four banks combined. In 2006, we built 31 new branches. The other four banks built 34 new branches. So you see the order of magnitude at which — that’s just an example.
We went through — in every area, we invest more in these systems, we do things, both systems to reduce costs but also systems to eventually grow revenue. So that is a core part of our business philosophy is that you have to today — my management team is focused on 2008 and 2009, because when you’re running a large retail, that’s the kind of lead times you need.
Secondly is that because of the way we are put together, the merger between Canada Trust and TD Bank, there are certain products that we don’t hold our natural market share, and rather than being weaknesses, which is how they are, when, in fact, in our view, they’re opportunities and they have allowed us to super-grow those areas, because we have the core banking relationship with the customer. We just don’t have those products. And we’ve been able to then take dramatic market share in those products as we leverage that relationship.
And third, we are operators. The philosophy inside the organization is that we are fundamentally operators and people are rewarded for operational success. We believe very strongly philosophically that financial services is not a business of strategic insights. It’s the business of actually executing what’s pretty obvious for people.
Just again to situate us, in terms of the core basic retail business, we’re either number one or number one or number two in most products. We clearly own the customer service spot in Canada by any survey. We always win the basic survey that we produce better service. It’s part of our brand’s history. Everybody in the bank, from me on down, is paid on customer satisfaction and we measure customer satisfaction every single night, 2,000 telephone calls go out to customers. We accumulate the data and we rate everybody constantly on whether or not we’re improving customer satisfaction.
So, why don’t I take you through what I think then is the core issue. So if you look at this graph, you can see that on a revenue basis, the Canadian banks report revenue on personal commercial insurance and wealth management has one segment. We actually break it out, but a number of the Canadian banks don’t. But it does mean that we have consistent accounting information on all the banks. And what you can see is a pretty dramatic year-in, year-out, no matter whether the revenues are growing quickly or growing slowly, they grow faster, we grow our revenue faster than the Canadian average.
And that really reflects two core things. First, because we have a better brand, because we build more branches and we find them in better locations, and because we provide better service, we grow our customer base faster so our core checking account business grows faster than our competition. We lose fewer customers than our competition and we cross-sell better to our competition.
So the basic banking business, as you can see, you just take small amounts of market share every year, but in an oligopoly, it is small amounts of market share. But then we supplement this, as I said earlier, because we have these areas that are underpenetrated from our point of view where we don’t hold our natural market share. We have very simple cross-selling techniques that allow us to pick up and then have super growth in those areas.
This graph just illustrates the other feature in our business strategy is that we always grow our expenses inside our revenue, and so we try to go for a 3% gap between the two. And so, whether or not your revenue is growing at two and then you have to have minus one or your revenue is growing at 11, you can have eight. And eight looks like a big number and it is a big number. But it reflects our philosophy that when you’re able, by that previous graph, to outgrow significantly your competition in revenue, rather than sitting on that, you should plow that back into further advantage, because that’s what allows you year in and year out to continuously do that.
So whenever we get in the revenue advantage, then we grow the distribution system or invest in systems that will allow us to take costs out and continue to have that superior performance. The following illustrates some examples of products that we’re leveraging. You can see in the credit card area, because when we did the merger, we had to sell off the Canada Trust credit card portfolio, we ended up with a very small market share in credit cards.
The good news is that the legal restriction on us of going after that customer base has now been removed, and so we’ve been aggressively going back to those customers who used to hold our cards and cross-selling them cards again. Similarly, Canada Trust was not a major player in the small business, even though TD Canada Trust has above-average market share on the personal side of people who operate small businesses, so, again, we run a strategy of identifying those people and going back and in general people prefer to do their small business banking in where they do their personal banking.
And, similarly, there was an underdevelopment of wealth management in our franchise and we set out to, in fact, narrow that gap and super-grow that area. So you can see what happens when you do that. We’ve taken continuous market share in our credit cards. We’ve taken market share in our small business, and we’ve been investing heavily in building out our wealth management area. Our wealth management area has basically been growing its earnings at 30% a year on a continuous basis, despite the fact that we’re putting heavy dollars into investing out our advisory side.
As I indicated to you, we run a very disciplined system of making sure that our expenses grow inside our revenue. You can see that on our TD Canada Trust on the left-hand side is just the personal and commercial, and you can see a continuous drop. When you grow one number inside the other, then you’re going to have your efficiency ratio improve every year. And then on the other side, which is the only place where we have comparable data with the other banks, you can see that we run at a significant cost advantage relative to the other Canadian banks.
Now, I always say the only number that matters to you is what does all this mean in terms of profit? And so you can see just on every year we grow our profits faster than our competition, and we do that year in and year out, depending on the level. These are pretty extraordinary rates of growth of profit. We have said to the market that with the U.S. slowing down and the ultimate impact in Canada, we see these numbers coming down, but we see no reason why we will not be at 10%-plus in earnings growth this year.
And we’re confident that we will continue to outgrow the competition in this area. Because we, as I’ve indicated earlier, we don’t take any interest rate risk, so it really doesn’t matter where interest rates move, they’re not a dominant factor in predicting this. It’s more what’s happening in the underlying economy that sets the absolute level of growth.
We’re very careful on our PCLs. We’re very credit conscious, and so we don’t see significant risk to our earnings in the near term on the credit front. There will be an increase — there’s obviously an increase in our PCLs as our volumes grow, so we’ve significantly grown our credit volumes on our credit card business and our PCLs will grow in line with that volume, but that’s the only fundamental that’s going on there.
Now, finally, we have entered into the United States, and we’ve entered into the United States in two forms, TD Banknorth, Northeastern Bank in the United States has about 600 branches, $27 billion in deposits. And then TD Ameritrade, we owned 100% of Waterhouse. And we [blended] that into Ameritrade, and we own economically, 45% of TD Ameritrade. We like our positions. We think we have solid franchises in both cases, and they believe from our point of view they give us optionality in the United States.

The more controversial has been TD Banknorth, because banking in the U.S. hasn’t been a particularly great business over the past year or so, and I think faces tough prospects over the next couple of years. So we see a market in which the deposit base isn’t growing particularly rapidly, and we do see the potential for deteriorating credit.
On the other hand, we also see tremendous opportunity in the U.S. We find that in many of the small banks in the United States, but indeed, even medium-sized banks are relatively unsophisticated on a world scale. And so, we’ve been operating in a world of five banks, where every point of market share you have to take, you have to have pretty sophisticated retail expertise to do it. Many of these small banks, in a sense, are relatively unsophisticated.
So we are quite pleased with where we’re located in the United States. We think we have a good operational management. And, we think that the things we need to do to improve the performance of Banknorth are all things that are things that we know how to do. They’re the techniques that we’ve used in Canada to produce the performance that you saw earlier, relative to our competitors in Canada are all techniques that we think are available to improve the performance of Banknorth.
What we have said is that we’re going to have a pause in terms of acquisitions for 2007 while we prove out that these techniques actually do work when you export them, and that we do improve the performance of Banknorth. And then we’ll look to do small acquisitions that give us the positions that we want in the marketplace and then build out from those acquisitions.
In terms of Ameritrade, that was a very successful transaction. Right when I announced it, I said it was rare in life that you get to announce a transaction that is fantastic from a strategic point of view but overwhelming from a financial point of view, and this one was both. And so we were able to put Waterhouse into Ameritrade for more than our proportionate earnings that we were contributing, and at the same time, we’re now following that on with cost synergies.
These are platforms that have tremendous capacity to — when you put two platforms together, to take out costs. And so, we’re still in the early days of rolling through those synergies. The main bump will come in the fourth quarter of this year, 2007, where the costs come out when we do the actual conversion and Ameritrade has a great track record of actually having done a number of these, of actually getting the costs out. And so, mathematically there is a tremendous boost to our earnings occurring as we did this transaction and as we roll out the cost synergies.
At the same time, I think we have a terrific platform to grow in the United States. And the basic business that we’re making with TD Ameritrade is that we can take a platform that was the number one platform in the active trader, that had the best technology and the best margins in the industry, and use it, giving the Waterhouse base to grow the long-term investor, either in the RIA space, where ourselves, Schwab and Fidelity are the three major backrooms for the RIA group. Or the direct to the consumer space, where we’re going for the consumer that no longer can be served by the full service brokers and has a need to — the mass affluent, where in fact there’s a need for package and [advice] products.
So, in short, why would you look at the TD Bank? Well, it is a leading North American player, in the top ten, situated in Canada. As I indicated, Canada is not a bad place. If you take a look at the history of Canadian banks as an investor, it’s hard to find an investment around the world that’s been better than investing in Canadian banks over the last 20 years, and when you look at our prospects, they remain very positive.
We are running a very unique strategy that says we can get growth without going out the risk curve, credit or interest rate risk. Thirdly, we’ve proven that, in fact, we can take market share on a continuous basis despite that we’re in a highly competitive market and we believe we’re well positioned in the U.S. to run a prudent strategy of growing in the U.S. on the basis of two bases, Banknorth and TD Ameritrade.
And I’ll pause there.

QUESTION AND ANSWER

Unidentified Audience Member
I was left with the impression that in terms of building out in the U.S., take a pause in 2007 and then build from smaller acquisitions and build them out organically. I’m trying to get a sense, I guess I have two questions. Is Banknorth small, medium or large in terms of an acquisition size, and can you comment on your ownership position in terms of whether you want a minority position or a majority or 100% ownership when you do these things?

Ed Clark - Toronto Dominion Bank — President and CEO
Right, so just to deal with the latter point, so we have a proposal in — and I think there’s a shareholder vote probably scheduled in the middle of March where we would acquire the rest of Banknorth and so we would own 100% of it. And so until they vote you don’t know which way it would go, but I would say the market is leaning from the way you look at the numbers like it will be a successful vote.
So we would own 100% of it. I think when we think of small acquisitions, we think of $2 billion or $3 billion and below, not above that. I think the fundamental — I guess, I think the business that we’re making is, yes, the United States is a different banking environment than Canada, no doubt about it. I owned a thrift in the United States when I ran Canada Trust, so I’ve been there, done that, a highly successful investment.
And so you have to understand what’s different about the United States, but in terms of fundamental management techniques, do your sales performance systems work? If you understand the economic profit of every product, does that work? Can you develop products that allow you to keep the customers so that if, in today’s environment, if you can’t keep the customer in your savings account, can you find a product where you don’t lose the customer, even if you might clean your margins out?
Can you develop new branches? We’re obviously big players in developing new branches. I think all of those techniques — we’re developing a credit card. We already have a credit card platform, so it’s relatively small costs for us to introduce a credit card into the Banknorth environment. So each of those things, we think, the managerial techniques that work in Canada work in the United States. And when we look at the U.S. landscape, we can find players that are highly successful in doing that.
So I think our basic model is, but until you see or do — so far, it’s theory, not practice. And so that’s why you want to sit there and say, okay, let’s work our way through, make sure that it’s working. And then, continue to make acquisitions, around which we would probably make the acquisitions and then build out new branches around that, as we’ve done in Canada.

Unidentified Audience Member
And just to follow-up, so your preference is 100% ownership when you — ?

Ed Clark - Toronto Dominion Bank — President and CEO
I think our preference — right now, originally we were happy with the idea of sharing the risk with a minority shareholder. It wasn’t a bad idea from our point of view, and because we’ve been able to do the whole acquisition of Banknorth, even when we own 100% of it, we’ll have only issued 44 million shares in total, or a couple billion dollars in total to have acquired all of Banknorth.

So, because we have this cash generation capacity and we don’t need to buy back shares in order to outperform our competition in EPS growth, because we have superior organic, in a sense we have cash that allows us to make these acquisitions. So, we were happy to have the majority model with a minority.
I think in terms of — it obviously does make it a little bit easier if you’re exporting operating management techniques to do it with 100% owned context, so for the moment I think that’s where we would stay.

Unidentified Audience Member
I have a question. Could you speak to the momentum of smaller banks in Canada and specialty finance firms, maybe non-bank finance firms and how that might impact your market share?

Ed Clark - Toronto Dominion Bank — President and CEO
I think that the question is what about the small entrants into the Canadian marketplace? I guess as long as I’ve been in the business, and unfortunately I’m now counting that in decades, rather than in years, there’s always been this — people look at the Canadian banks and say this is not possible, to sustain this performance. And that either the American giants will come, so Citicorp has come up, MBNA has come up, Capital One has come up.
But they’ll come up, and finally show you how a real bank works, and that they’ll clean the Canadian banks’ clocks. And then they lose a couple hundred million dollars and then retreat across the border. And so in all that we have the same thing, we have a number of small entrants that keep on nipping away at our heels, and I think that’s very good for the consumer.
I think the way I look at it is there are a set of products, mortgages, high-end savings, where there should be no economic profit in those products, and so every time you can see — and we’ve obviously watched this quite closely. As soon as you get economic profits in mortgages, you know you’re going to go into a pricing war. And so eventually it happens and then they take the economic profit out and sometimes there’s negative economic profit for a while and then the economic profit is restored.
The reality is that the franchises aren’t making their money on those essentially commodity products. They’re making their money on their core franchise. And the power of the core franchise is that we have a trust relationship with our customer base that allows us to cross sell.
So if you take the mutual fund area, just four or five years ago, you would have said the mutual fund area was going to be an area dominated by independents. Today, ourselves and the Royal Bank are the one, two in terms of net long-term sales for four years in a row, and the Royal Bank is now the second-largest mutual fund company in Canada, and TD is the fourth largest. And so you can see where that industry will eventually go, the Canadian banks will dominate the mutual fund businesses.
I think the same will happen notwithstanding the jurisdictional restrictions in insurance. We’re the number three property and casualty insurer in personal terms in Canada, and we take market share every single year from the industry, because we actually run. Our property and casualty insurance has an efficiency ratio in costs of 18%. Go around the world and say how many property and casualty insurers are running at an 18%, and that includes capital taxes of three or four percentage points.
And so I think what you find is that these peripheral players will come, they’ll create. They’ll take away the economic profit in the products that were easily attackable, but meanwhile the franchise holds in and you keep getting these same numbers year in and year out.

Unidentified Speaker
Any questions? I have a couple more. Any interest in building a presence outside the U.S., sort of like CIBC did with First Caribbean, or what we heard that Scotia was thinking about doing in Puerto Rico.

Ed Clark - Toronto Dominion Bank — President and CEO
The question is are we interested in growing outside? Are we going to be a North American bank or go outside? I think the reality is for the moment the answer is no. I mean, obviously, our wholesale operations, we have a significant wholesale operations in the UK and Australia, and Japan, and Hong Kong. But those are there because you have to be there to serve your customers.
But I think we believe in being highly focused and pouring your energy into one area, not spreading yourself too thin. And clearly, we think our competitive advantage right now is in North America. We think over time there are synergies between TD Ameritrade and our TD Banking operations. Obviously, right now, we are getting a lift, because of the kind of marketing dollars that go into TD Ameritrade that spill over and give us presence in our markets on the banking side.
And so I think, in the retail basis it’s better generally to stay focused and highly concentrated and leverage yourself up, and so I think we’ll do that.

Unidentified Speaker
I’ll keep asking if no one else asks, so with your expense ratio, which on one chart you had down to 54.8%, I think it was, because of this 3% gap that you talked about between revenue and expenses. So, mathematically that could keep coming down for a long time, but is there a level where we should expect that to level out and can’t do the eight and five in ‘07 [and four] or whatever? How do you think about that?

Ed Clark - Toronto Dominion Bank — President and CEO
I believe so. My troops tell me no. Watch us, so we’ll be able to keep on doing this. But I do think that it’s been a lot easier to do the 3% gap with 11% revenue growth than — I was actually running the retail bank when it had 2% an I had to do minus one. And could you do 2% and minus one for very many years? I think the answer is no.
It just was a lot easier when you have 8%, because just in terms of the amount of investment that you can put in to lower costs is much, much higher. So if the whole game in terms of getting that efficiency ratio is to figure out the reengineering that you have to do in 2007 to take costs out in 2008 and 2009, and have the dollars that you can spend doing those things.
So I think, I believe that the revenue base can’t keep on growing. We’re growing about twice the GNP, and so I would say mathematically we’ll be the GNP in Canada if this keeps up, and so that’s not possible. And so, I think you have to believe that gap will start to narrow as we come down. But I think there’s still — what is staggering is the amount of economies that we find every year that — processes that we still can do better. And so do I think we can get below 50%? I think we can get below 50%, and the ROEs, operational ROEs of these businesses are pretty phenomenal operational ROEs.

If you just look at that 246 number, return on risk-weighted assets and raise it up for the fact that we don’t have enough in the numerator and then multiply that by a kind of leverage ratio, that’s where the TD Bank as a whole, you can see the kind of return we’re getting on regulatory capital is a spectacular number. And so even holding, if you didn’t move your efficiency ratios, that’s pretty good, but the fact is, we’ll get the ratios, keep on going down for a while, yes.

Unidentified Speaker
I think there was a question in the back.

Unidentified Audience Member
I think you said on the assumption that the Banknorth shareholders approve the current offer out there, that they will represent about 18% of total bank profits. Do you have a number in mind about where you would like to see the U.S. share to be ultimately? And, connected to that is, how big do you think you have to be to get decent economies of scale in the U.S. market? You’ve obviously got them in the Canadian market.

Ed Clark - Toronto Dominion Bank — President and CEO
I think the answer is that we don’t have a number. I’m actually philosophically opposed to having numbers. I find when people put those kind of share goals out, they turn their brains off and they start making bad decisions, because they say, well, I’ve got to do that in order to get to that number, as opposed to I’m making money from the shareholders, and therefore —. And so in a sense, we originally set out a number that we wanted to be 80% retail and 20% wholesale.
And that was a bit driven by saying we wanted to signal to the market broadly the kind of mix we thought was where we wanted. And we wanted to make sure that they very high fees that were inherited in the retail space weren’t hurt by the volatility that I think is inherent in the wholesale space today. Now people believe that there’s no volatility left in the wholesale market and we’ll have perfect credit world forever, but I still am an old schooler that believes eventually it will.
But, generally, I’m opposed to those targets. So we’ve not set a target. What we have said is that what we do want to do is to grow Banknorth in the markets in which it competes and own those markets, and by that we would, say, be in a top-five position in those markets. As to the right size, originally, when we went in we said the right size from our point of view would be to get it up to about $1 billion a year in income. We thought at $1 billion a year in income, given our scale and what we can contribute, that we wouldn’t worry about its scale.
I don’t think we’ve particularly changed our view on that. I do think that we do find that in a sense on the basic technologies that they’re quite transferable at this size, and so we’re really not seeing anything in the U.S. that says we can’t be competitive. But we’re obviously aware of the amount of consolidation that’s going on in the U.S. But it’s not obvious to us that the players that are bigger are doing better.
And so, we take a look at what we do and what they do, we say, well, if we can get Banknorth and it just outgrows its competition, then that’s not a bad space to be and you don’t get too obsessed with size. So I don’t think we’re obsessed with getting to the billion-dollar number we said we wanted to do over a five-year period, so I think that’s probably notionally the right thing. But, as I said, I’m rather opposed to targets, because I think they turn people’s brains off when you put them in.

Unidentified Audience Member

You mentioned that your tier one capital ratio is significantly higher than U.S. peers. Is this primarily [determined] by regulatory constraints, or is it just being conservative? And, second, could you talk a little bit more about your dividend policies.

Ed Clark - Toronto Dominion Bank — President and CEO
Sorry, what was that last question?

Unidentified Audience Member
Your dividend policies?

Unidentified Audience Member
Dividend?

Ed Clark - Toronto Dominion Bank — President and CEO
Policy, yes. Well, I’ll start with that and then go to the tier one ratio. We’re a little controversial in Canada because I have a quite strong view on this. We [pay out] 40% of our earnings. I think there’s some question in the marketplace as to why, given our capital generation capacity, we don’t pay out more. My attitude on that is that I can have faster-growing dividends than my competitors because I grow my earnings faster than my competitors.
And what you really are looking for when people want that dividend up, doing one time ups in the dividend don’t get you anything. I mean, it’s like having a nice meal, but you’re hungry the next day. What you really want is, can someone show you that they can sustainably grow their dividend faster than anyone else.
I do think that it doesn’t mean that I would never raise our payout ratio, but you raise your payout ratio, frankly, when your earnings slow down, not when your earnings are growing. And we’ve been growing our earnings at 20% for a longer period of time. I’d say today the analysts would say we’re going to grow our earnings at 13% for the next couple of years.
Well, 13% is not in my lifetime. You can grow your earnings at 13% a year every year, you don’t have a problem. I have to believe — I’m old-school enough to believe the economy will slow down, the cycle will come back, there will be PCLs, and so always growing at 13% is hard to do. That’s when you want to move the dividend ratio up, when in fact you [can’t] have very high growth in dividends, not when you already are having high growth in dividends.
In terms of our tier one ratio, we have kept a lot of capital available. We wanted to keep capital available in order that we could do the Banknorth privatization. And I think we want to keep our firepower available so that if we do see small acquisitions that fit, we’ll have that capability.
If it turns out, though, that we can’t redeploy the capital from our point of view economically, productively, we’re not opposed to buying back shares. So excess capital, we solve that problem through share buybacks, not through dividend policies. Dividend policy is it’s 40% and grow your dividends faster than the other guy by growing the earnings faster than the other guy.

Unidentified Speaker

Time for one last question? Anybody?

Unidentified Speaker
Yes, okay. Thank you.

Ed Clark - Toronto Dominion Bank — President and CEO
Thank you.